Exhibit (a)(1)(N)

ELECTION AND WITHDRAWAL FORM

Tender Of Eligible Stock Options Pursuant To The Offer To Exchange

Certain Outstanding Options For Restricted Stock Units

Dated January 7, 2010

The Offer Expires At 5:00 p.m. Pacific Standard Time, On February 5, 2010, Unless the Offer Is Extended By Mentor Graphics

Election to Tender. To elect to tender an eligible option, complete the chart and provide employee information, your signature and the date of election where indicated below, and check the box to indicate “Yes” for each eligible option. If you do not complete the requested information and clearly mark the “Yes” box with respect to an Eligible Option, such Eligible Option will not be exchanged.

Election to Withdraw. To elect to withdraw a previous election to tender an eligible option, complete the chart and provide employee information, your signature and the date of election where indicated below, and check the box to indicate “No” for each eligible option.

Eligible Option Grant	Eligible Option	Exercise Price	Number of Shares Subject to Eligible	Exchange Eligible Option?
Date	Number	Per Share	Option	(check the box)
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No

Agreement to Terms of Election. By your signature below, you acknowledge that your election is subject to the terms, conditions and restrictions contained in the Offer to Exchange Certain Stock Options for Restricted Stock Units dated January 7, 2010.

DATE OF ELECTION:

EMPLOYEE INFORMATION: (please print)	MENTOR GRAPHICS CORPORATION

Name:	8005 SW Boeckman Road

Address:	Wilsonville, OR 97070-7777

Employee #:	Processed on:

Signature:	Processed by:

Valid Signature Is Required

PLEASE FAX FORM TO 503-685-1485